SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                            FORM N-8A

      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION
            8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

 ...............................................................................

Name:   The Dresher Family of Funds

Address of Principal Business Office (No. & Street, City, State Zip Code):

715 Twining Road, Suite 202, Dresher, PA 19025

Telephone Number (including area code): (215) 881-7000

Name and address of agent for service of process:

Jeffrey C. Brown, The Dresher Family of Funds, 715 Twining Road,
                   Suite 202, Dresher, PA 19025

Copies of Communications to:

                  Stephen T. Burdumy, Esquire
          Klehr, Harrison, Harvey, Branzburg & Ellers
                       1401 Walnut Street
                     Philadelphia, PA 19102

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X]** NO[ ]



                            SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dresher and Commonwealth of Pennsylvania on the 9th day of April, 1997.

                              Signature: THE DRESHER FAMILY OF FUNDS
                                         (Name of Registrant)

                                   By:  /s/ JEFFREY C. BROWN
                                        Jeffrey C. Brown, Trustee
                                        (Name of director, trustee or officer
                                         signing on behalf of Registrant)

Attest: /s/ ALVIN BROWN
        (Name)

        TRUSTEE
        (Title)